McLaughlin & Stern, llp
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                                                  March 26, 1999

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Genisys Reservation Systems, Inc. ("Company")

Gentlemen:

Reference is made to the registration statement ("Registration Statement") on Form S-3, filed the date hereof with the Securities and Exchange Commission by the Company. We hereby advise you that we have examined originals or copies certified to our satisfaction of the Certificate of Incorporation and amendments thereto and the By-Laws and amendments thereto of the Company, minutes of the meetings of the Board of Directors and Shareholders and such other documents and instruments, and we have made such examination of law, as we have deemed appropriate as the basis for the opinions hereinafter expressed.

         Based on the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of New Jersey.

2. The 3,400,000 shares of the Company's Common Stock which are being registered have been duly and validly authorized and issued and are fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of such Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     McLAUGHLIN & STERN, LLP